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                                                                    EXHIBIT 99.1


AT FUISZ TECHNOLOGIES LTD.
Kenneth W. McVey
In the U.S.: (703) 995-2400
In Ireland:(800) 660-9131

                                 APRIL 13, 1999

                FUISZ TECHNOLOGIES (FUSE) ANNOUNCES LICENSING AND
               MANUFACTURING AGREEMENT WITH ELAN CORPORATION (ELN)

DUBLIN, IRELAND AND CHANTILLY, VIRGINIA, APRIL 13, 1999 -Fuisz Technologies Ltd. (Nasdaq: FUSE) ("Fuisz") announced that Fuisz and Elan Corporation plc and certain affiliates (NYSE: ELN) ("Elan") have entered into license and manufacturing agreements. Under these agreements, Elan will manufacture certain products for Fuisz at its Athlone facility in Ireland. It is expected that production at the Athlone facility could begin by 2001. The facility will be capable of manufacturing CEFORM(TM) microspheres as well as various Shearform(TM) formulations including Flash Dose(R) fast dissolving tablets and should provide an annual output of around 1.2 billion tablet doses.

In connection with the license agreement, Elan will pay certain fees to Fuisz. Elan has also purchased shares of Fuisz common stock (amounting to just under five percent (5%) of outstanding Fuisz common stock) owned by Dr. Richard C. Fuisz, Fuisz's founder and Chairman, and the parties have settled their pending litigation. In addition, subject to regulatory approval, Elan will nominate a member to Fuisz's Board of Directors.

Kenneth W. McVey, President and Chief Executive Officer of Fuisz, commented, "This manufacturing agreement will help us to achieve one of our important priorities by allowing us to arrange increased manufacturing capacity for our products on an expedited basis. Coupled with our existing plans for expansion of manufacturing at our Clonmel facility in Ireland, we are putting in place the manufacturing capabilities necessary to ensure our clients' needs for product can be met in the coming decade."

Dr. Richard C. Fuisz added, "I believe that Elan is an excellent partner for Fuisz Technologies. I am pleased that the two companies will now have an opportunity to work together in a mutually beneficial manner."

Thomas G. Lynch, Executive Vice President and Chief Financial Officer of Elan, stated, "We are pleased that we have successfully completed the negotiations for the license and manufacturing relationship with Fuisz Technologies. We look forward to working with them on this exciting project."


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Fuisz Technologies Ltd. is engaged in the development, manufacture, and commercialization of a wide variety of pharmaceutical and consumer healthcare products which utilize its proprietary CEFORM(TM), Shearform(TM), and other drug delivery technologies. Fuisz has research and manufacturing facilities in Virginia, USA as well as in Dublin and Clonmel, Ireland. In addition, Fuisz operates wholly-owned sales and marketing units in Germany, France, Ireland, Italy and the United Kingdom and a majority owned operation in Hungary - Clonmel Pharma Kft.

Safe Harbor Disclaimer Concerning Forward Looking Statements

Statements in this news release containing the words "expected", "could" and "will", among others, are forward-looking statements that involve risks and uncertainties that are subject to events outside of the Company's control. Actual results and developments in the future may vary materially from these statements. Factors that may cause these developments and the Company's results of operations and financial position to differ materially include, but are not limited to, dependence on collaborative partners, capital requirements, risk of manufacturing scale-up, product commercialization including delays of introductions of new products or enhancements, size and timing of individual orders, rapid technological changes, acquisitions of marketing and sales distribution organizations, market acceptance of new products, regulatory approvals, and future competition. These and other factors are more fully discussed in the Company's Form 10-K in the section captioned "Management's Discussion and Analysis of Financial Condition and Results of Operations."

PLEASE NOTE: Fuisz press releases and other corporate information are available through the Company's Investor Information line (703) 995-2430, by visiting Fuisz's corporate Web site at www.fuisz.com, or via fax-on-demand by dialing 1-800-758-5804 ext. 126517 (a service provided by PR Newswire)

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